STATEMENT CONFIRMING SIGNATORY AUTHORITY



The undersigned reporting person has authorized and designated William A. Smith, Jr., Carole M. Anderson, Christina J. Sabatino, any one of them acting individually, to execute, for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Graham Corporation (the "Company"), Forms 3, 4, and 5 and any amendments thereto in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing authorized signatories.

The undersigned acknowledges that the foregoing authorized signatories, in serving in such capacity at the request of the undersigned, are not assuming, nor is Graham Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


/s/ Helen H. Berkeley
Helen H. Berkeley


February 9, 2004